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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*


                        Home Products International, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    437305105
          ------------------------------------------------------------
                                 (CUSIP Number)


                                 January 1, 2003
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]    Rule 13d-1(b)

       [X]    Rule 13d-1(c)

       [_]    Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Home Products International, Inc.                  CUSIP NO.: 437305105


--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

          J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC)
          13-337-6808
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization Delaware
--------------------------------------------------------------------------------
                           5.   Sole Voting Power          1,326,142
                         -------------------------------------------------------
  Number of Shares         6.   Shared Voting Power
  Beneficially Owned     -------------------------------------------------------
  by Each Reporting        7.   Sole Dispositive Power     1,326,142
  Person With:           -------------------------------------------------------
                           8.   Shared Dispositive Power
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person 1,326,142
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)   16.9%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
     CO

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Home Products International, Inc.                  CUSIP NO.: 437305105


PRELIMINARY NOTE: The information contained in this Schedule 13G has been amended to reflect a decrease in the number of shares owned by the Reporting Person as well as a change in the controlling persons of the Reporting Person.

ITEM 1.

              (a)    NAME OF ISSUER:

                     Home Products International, Inc.

              (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     4501 West 47th Street
                     Chicago, IL  60632

ITEM 2.

              (a)    NAME OF PERSON FILING:

                     J.P. Morgan Partners (SBIC), LLC

                     Supplemental information relating to the ownership and control of the person filing this statement is included in
                     Exhibit 2(a) attached hereto.

              (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:

                     1221 Avenue of the Americas
                     New York, New York 10020

              (c)    CITIZENSHIP:

                     Delaware

              (d)    TITLE OF CLASS OF SECURITIES (OF ISSUER):

                     Common Stock

              (e)    CUSIP NUMBER:
                     437305105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                     Not applicable.

ITEM 4.  OWNERSHIP

              (a)    AMOUNT BENEFICIALLY OWNED:

                     1,326,142

              (b)    PERCENT OF CLASS:

                     16.9% (as of December 31, 2002)



SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Home Products International, Inc.                  CUSIP NO.: 437305105


              (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)    1,326,142

                     (ii)   Not applicable.

                     (iii)  1,326,142

                     (iv)   Not applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10. CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Home Products International, Inc.                  CUSIP NO.: 437305105


                                    SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003


                                     J.P. MORGAN PARTNERS (SBIC), LLC



                                     By:  /s/ Jeffrey C. Walker
                                         ---------------------------------------
                                         Name:    Jeffrey C. Walker
                                         Title:   President








SEC 1745 (3-98)